UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                             Resource America, Inc.
                             ----------------------
                                (Name of Issuer)

                          Class A Stock, par value $.01
                          -----------------------------
                         (Title of Class of Securities)

                                    761195205
                                    ---------
                                 (CUSIP Number)



                                December 31, 2006
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------                          ------------------
CUSIP No. 761195205                          13G              Page 2 of 16 Pages
------------------------------------                          ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kenneth H. Shubin Stein, MD, CFA
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]
                                                             (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            3,600
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          2,442,872
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            3,600
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,442,872
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,446,472
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

------------------------------------                          ------------------
CUSIP No. 761195205                          13G              Page 3 of 16 Pages
------------------------------------                          ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]
                                                             (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          2,442,872
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,442,872
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,442,872
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC
---------- ---------------------------------------------------------------------

------------------------------------                          ------------------
CUSIP No. 761195205                          13G              Page 4 of 16 Pages
------------------------------------                          ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Opportunity Fund, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]
                                                             (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          1,250,553
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,250,553
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,250,553
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.2%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

------------------------------------                          ------------------
CUSIP No. 761195205                          13G              Page 5 of 16 Pages
------------------------------------                          ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]
                                                             (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          1,250,553
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,250,553
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,250,553
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.2%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC
---------- ---------------------------------------------------------------------

------------------------------------                          ------------------
CUSIP No. 761195205                          13G              Page 6 of 16 Pages
------------------------------------                          ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Offshore Opportunity Fund, Ltd.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]
                                                             (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          779,638
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            779,638
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           779,638
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

------------------------------------                          ------------------
CUSIP No. 761195205                          13G              Page 7 of 16 Pages
------------------------------------                          ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Offshore Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]
                                                             (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          779,638
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            779,638
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           779,638
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC
---------- ---------------------------------------------------------------------

------------------------------------                          ------------------
CUSIP No. 761195205                          13G              Page 8 of 16 Pages
------------------------------------                          ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CIL Spencer Limited
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]
                                                             (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          279,397
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            279,397
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           279,397
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

------------------------------------                          ------------------
CUSIP No. 761195205                          13G              Page 9 of 16 Pages
------------------------------------                          ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Columbia Avenue Capital, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]
                                                             (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Oklahoma
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          83,896
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            83,896
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           83,896
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

------------------------------------                         ------------------
CUSIP No. 761195205                          13G             Page 10 of 16 Pages
------------------------------------                         ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Select Fund, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]
                                                             (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          49,388
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            49,388
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           49,388
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

CUSIP No. 761195205                          13G             Page 11 of 16 Pages
------------------------------------                         ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Select Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]
                                                             (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          49,388
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            49,388
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           49,388
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

     This Amendment No. 3 to Schedule 13G (this "Amendment No. 3") is filed with respect to the Common Stock of Resource America, Inc., a Delaware corporation, to amend the Schedule 13G filed on December 7, 2004 (the "Schedule 13G"), as amended on September 13, 2005 ("Amendment No. 1"), and as further amended on February 23, 2006 ("Amendment No. 2"). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Schedule 13G.

Items 2(a) and 2(b)   Name of Person Filing and Address of Business Office:
                      ----------------------------------------------------

Items 2(a) and 2(b) are hereby amended and restated as follows:

     This Amendment No. 3 is being filed on behalf of Kenneth H. Shubin Stein, MD, CFA, an individual ("Dr. Shubin Stein"), Spencer Capital Management, LLC, a Delaware limited liability company ("SCM"), Spencer Capital Partners, LLC, a Delaware limited liability company ("SCP"), Spencer Capital Opportunity Fund, LP, a Delaware limited partnership ("SCF"), Spencer Capital Offshore Opportunity Fund, Ltd., a Cayman Islands exempted company ("SCOF"), Spencer Capital Offshore Partners, LLC, a Delaware limited liability company ("SCOP"), CIL Spencer Limited, a Cayman Islands exempted company ("CIL"), Columbia Avenue Capital, LLC, an Oklahoma limited liability company ("CAC"), Spencer Capital Select Fund, LP, a Delaware limited partnership ("SCSF"), and Spencer Select Partners, LLC, a Delaware limited liability company ("SSP" and together with Dr. Shubin Stein, SCM, SCP, SCF, SCOF, SCOP, CIL, CAC and SCSF, the "Filers"). The principal business office of the Filers is 1995 Broadway, Suite 1801, New York, New York 10023, except for SCOF, whose principal business office is c/o Walkers SPV Ltd., P.O. Box 908GT, Walkers House, Mary Street, George Town, Cayman Islands.

     Dr. Shubin Stein is the manager, controlling person and member of SCM, SCP, SCOP and SSP. SCM is the investment manager of SCF, SCOF, CIL, CAC and SCSF. SCP serves as the general partner of SCF. SCOP serves as the management company of SCOF. SSP serves as the general partner of SCSF. SCF, SCOF, SCSF, CIL and CAC are private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments, and they directly own the shares of common stock reported in this Amendment No. 3.

Item 4                Ownership:
                      ---------

Item 4 is hereby amended and restated as follows:

     The percentages used herein are calculated based upon the 17,292,049 shares of Common Stock issued and outstanding as of December 1, 2006, as reported on the Issuer's Annual Report on Form 10-K for the fiscal year ended September 30, 2006, filed by the Issuer with the Securities and Exchange Commission on December 14, 2006.

     As of December 31, 2006:

     1.   Kenneth H. Shubin Stein, MD, CFA
          (a)    Amount beneficially owned:  2,446,472
          (b)    Percent of class: 14.1%
          (c)(i) Sole power to vote or direct the vote: 3,600
          (ii)   Shared power to vote or direct the vote: 2,442,872
          (iii)  Sole power to dispose or direct the disposition: 3,600
          (iv)   Shared power to dispose or direct the disposition: 2,442,872

                                    12 of 16

     2.   Spencer Capital Management, LLC
          (a)    Amount beneficially owned:  2,442,872
          (b)    Percent of class: 14.1%
          (c)(i) Sole power to vote or direct the vote: 0
          (ii)   Shared power to vote or direct the vote: 2,442,872
          (iii)  Sole power to dispose or direct the disposition: 0
          (iv)   Shared power to dispose or direct the disposition: 2,442,872

     3.   Spencer Capital Opportunity Fund, LP
          (a)    Amount beneficially owned:  1,250,553
          (b)    Percent of class: 7.2%
          (c)(i) Sole power to vote or direct the vote: 0
          (ii)   Shared power to vote or direct the vote: 1,250,553
          (iii)  Sole power to dispose or direct the disposition: 0
          (iv)   Shared power to dispose or direct the disposition: 1,250,553

     4.   Spencer Capital Partners, LLC
          (a)    Amount beneficially owned:  1,250,553
          (b)    Percent of class: 7.2%
          (c)(i) Sole power to vote or direct the vote: 0
          (ii)   Shared power to vote or direct the vote: 1,250,553
          (iii)  Sole power to dispose or direct the disposition: 0
          (iv)   Shared power to dispose or direct the disposition: 1,250,553

     5.   Spencer Capital Offshore Opportunity Fund, LP
          (a)    Amount beneficially owned:  779,638
          (b)    Percent of class: 4.5%
          (c)(i) Sole power to vote or direct the vote: 0
          (ii)   Shared power to vote or direct the vote: 779,638
          (iii)  Sole power to dispose or direct the disposition: 0
          (iv)   Shared power to dispose or direct the disposition: 779,638

     6.   Spencer Capital Offshore Partners, LLC
          (a)    Amount beneficially owned:  779,638
          (b)    Percent of class: 4.5%
          (c)(i) Sole power to vote or direct the vote: 0
          (ii)   Shared power to vote or direct the vote: 779,638
          (iii)  Sole power to dispose or direct the disposition: 0
          (iv)   Shared power to dispose or direct the disposition: 779,638

     7.   CIL Spencer Limited
          (a)    Amount beneficially owned:  279,397
          (b)    Percent of class: 1.6%
          (c)(i) Sole power to vote or direct the vote: 0
          (ii)   Shared power to vote or direct the vote: 279,397
          (iii)  Sole power to dispose or direct the disposition: 0
          (iv)   Shared power to dispose or direct the disposition: 279,397

                                    13 of 16

      8.   Columbia Avenue Capital, LLC
          (a)    Amount beneficially owned:  83,896
          (b)    Percent of class: 0.5%
          (c)(i) Sole power to vote or direct the vote: 0
          (ii)   Shared power to vote or direct the vote: 83,896
          (iii)  Sole power to dispose or direct the disposition: 0
          (iv)   Shared power to dispose or direct the disposition: 83,896

      9.   Spencer Capital Select Fund, LP
          (a)    Amount beneficially owned:  49,388
          (b)    Percent of class: 0.3%
          (c)(i) Sole power to vote or direct the vote: 0
          (ii)   Shared power to vote or direct the vote: 49,388
          (iii)  Sole power to dispose or direct the disposition: 0
          (iv)   Shared power to dispose or direct the disposition: 49,388

     10.   Spencer Select Partners, LLC
          (a)    Amount beneficially owned:  49,388
          (b)    Percent of class: 0.3%
          (c)(i) Sole power to vote or direct the vote: 0
          (ii)   Shared power to vote or direct the vote: 49,388
          (iii)  Sole power to dispose or direct the disposition: 0
          (iv)   Shared power to dispose or direct the disposition: 49,388

Item 10               Certification:
                      -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    14 of 16

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2007

                               SPENCER CAPITAL MANAGEMENT, LLC



                               By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                    --------------------------------------------
                                    Name:  Kenneth H. Shubin Stein, MD, CFA
                                    Title: Managing Member



                               SPENCER CAPITAL OPPORTUNITY FUND, LP

                               By:  Spencer Capital Partners, LLC,
                                    Its General Partner



                               By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                    --------------------------------------------
                                    Name:  Kenneth H. Shubin Stein, MD, CFA
                                    Title: Managing Member



                               SPENCER CAPITAL PARTNERS, LLC



                               By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                    --------------------------------------------
                                    Name:  Kenneth H. Shubin Stein, MD, CFA
                                    Title: Managing Member


                               SPENCER CAPITAL OFFSHORE OPPORTUNITY FUND, LTD.


                               By:  Spencer Capital Offshore Partners, LLC,
                                    Its Investment Manager



                               By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                    --------------------------------------------
                                    Name:  Kenneth H. Shubin Stein, MD, CFA
                                    Title: Managing Member






               [SIGNATURE PAGE OF AMENDMENT NO. 3 TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]

                               SPENCER CAPITAL OFFSHORE PARTNERS, LLC



                               By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                    --------------------------------------------
                                    Name:  Kenneth H. Shubin Stein, MD, CFA
                                    Title: Managing Member



                               CIL SPENCER LIMITED

                               By:  Spencer Capital Management, LLC,
                                    Its Investment Manager



                               By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                    --------------------------------------------
                                    Name:  Kenneth H. Shubin Stein, MD, CFA
                                    Title: Managing Member



                               COLUMBIA AVENUE CAPITAL, LLC

                               By:  Spencer Capital Management, LLC,
                                    Its Investment Manager


                                    By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                    --------------------------------------------
                                    Name:  Kenneth H. Shubin Stein, MD, CFA
                                    Title: Managing Member



                               SPENCER CAPITAL SELECT FUND, LP

                               By:  Spencer Select Partners, LLC,
                                    Its General Partner



                               By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                    --------------------------------------------
                                    Name:  Kenneth H. Shubin Stein, MD, CFA
                                    Title: Managing Member



                               SPENCER SELECT PARTNERS, LLC


                               By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                    --------------------------------------------
                                    Name:  Kenneth H. Shubin Stein, MD, CFA
                                    Title: Managing Member



                               By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                    --------------------------------------------
                                    Name:  Kenneth H. Shubin Stein, MD, CFA


               [SIGNATURE PAGE OF AMENDMENT NO. 3 TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]

                                  EXHIBIT INDEX
                                  -------------

Exhibit 99.1:  Joint Filing Agreement, by and among Dr. Shubin Stein,
               Spencer Capital Management, LLC, Spencer Capital Opportunity Fund, LP, Spencer Capital Partners, LLC, Spencer Capital Offshore Opportunity Fund, Ltd., Spencer Capital Offshore Partners, LLC, CIL Spencer Limited, Columbia Avenue Capital, LLC, Spencer Capital Select Fund, LP and Spencer Select Partners, LLC, dated February 14, 2007.